EXHIBIT 99.1
Lumera Reports Second Quarter 2008 Results, Confirms Progress on Proposed Merger

BOTHELL, Wash.--(BUSINESS WIRE)—August 4, 2008--Lumera Corporation (NASDAQ:LMRA), a leader in photonics communication, today reported financial results for the second quarter 2008.

Revenues totaled $1,499,000 for the three months ended June 30, 2008 compared to $934,000 for the same period in 2007, reflecting an increase of 60%. Lumera’s loss from continuing operations totaled $1,649,000 or $0.08 per share for the second quarter of 2008 compared with a loss from continuing operations of $2,188,000 or $0.11 per share for the same period in 2007.

Revenues totaled $1,983,000 for the six months ended June 30, 2008 compared to $1,794,000 for the same period in 2007, reflecting an increase of 11%. Lumera’s loss from continuing operations totaled $5,226,000 or $0.26 per share for the six months of 2008 compared with a loss from continuing operations of $3,909,000 or $0.19 per share for the same period in 2007.

“We are pleased with our results this quarter," said Dr. Joe Vallner, Interim Chief Executive Officer of Lumera. “We have the highest level of government contract revenue commitments in our history which, as expected, will drive increasing contract revenues for us this year. Achieving our Telcordia testing milestones validates for us that our materials and devices can meet tough industry standards. Our restructuring efforts are bearing fruit, allowing us to focus singularly on our electro-optic business opportunities, and we’ve made good headway reducing embedded operating costs. We expect to see more of the same in the coming quarter leading up to our proposed merger.”

Lumera’s electro-optic business unit is developing a new generation of electro-optic modulators and other devices for optical networks and systems based on proprietary polymer materials.

During the quarter, Lumera announced that it had successfully completed its Telcordia standard reliability testing of its packaged polymer-based electro-optic modulators. Achieving these positive test results for the modulators demonstrates the viability of Lumera’s electro-optic polymer technology for component fabrication and validates the assertion that polymer modulators can pass the same rigorous tests required of industry standard components. Lumera is now in a position to share its internal reliability test results with potential customers and business partners.

The company also recently announced that it had completed a device shipment to Lockheed Martin in conjunction with a third order placed under the Material Transfer Agreement signed with Lockheed Martin in the first quarter 2008. This recent shipment evidences that Lumera’s relationship with Lockheed is continuing and expanding beyond electro-optic materials into prototype devices.

Proposed Merger with GigOptix, LLC

On March 27, 2008, Lumera Corporation and GigOptix, LLC (“GigOptix”) announced their entry into a definitive agreement to merge the two companies. Upon completion of the merger, which is subject to Lumera shareholder and other regulatory approval, existing securities holders of Lumera and GigOptix will each own approximately 50% of the outstanding securities of a new holding company named “GigOptix, Inc.” which will trade on the NASDAQ Market under the ticker symbol “GIGX.”

Lumera also recently announced that the Company had entered into definitive agreements with selected institutional investors to sell 4 million shares of its common stock and warrants to purchase an additional 2 million shares through a registered direct offering for net proceeds of approximately $2.8 million, after deducting offering fees and expenses. With the net proceeds from this offering, which was completed on July 16, 2008, we have met the minimum capital requirements closing condition in the GigOptix merger agreement.

Activities associated with our proposed merger with GigOptix continue to progress, albeit on a delayed schedule, due to a longer than expected period to produce audited GAAP financial statements at GigOptix. Information pertaining to the proposed merger, audited historical results for GigOptix LLC, and pro forma financial statements of the combined businesses will become available when an initial Registration Statement on Form S-4 is filed with the SEC. Due to the time required to produce the GigOptix financial statements, we currently expect to file the S-4 prior to the end of the third quarter. At that time, we anticipate holding a joint conference call to introduce Dr. Avi Katz and to discuss the proposed merger with GigOptix.

Summary Financial Discussion

Revenues totaled $1,499,000 for the three months ended June 30, 2008 compared to $934,000 for the same period in 2007, reflecting an increase of 60%. Government contract revenues totaled $1,377,000 for the current three month period, an increase of $448,000 or 48% from $929,000 in 2007. The expected increase in our current quarter contract revenues is related to additional and renewed government contracts awarded late in the first quarter. Product revenues for the three months ended June 30, 2008 totaled $122,000 consisting of electro-optic devices, primarily to Lockheed Martin. Product revenues for the same period in 2007 totaled $5,000.

Revenues totaled $1,983,000 for the six months ended June 30, 2008 compared to $1,794,000 for the same period in 2007, reflecting an increase of 11%. Government contract revenues totaled $1,850,000 for the current six month period, an increase of $147,000 or 9% from $1,703,000 in 2007. Product revenues for the six months ended June 30, 2008 totaled $133,000 consisting of electro-optic devices and materials. Product revenues for the same period in 2007 totaled $91,000.

Expenses from continuing operations for the three months ended June 30, 2008 totaled $2,560,000 compared to $2,939,000 for the same period in 2007. The decline in operating expenses is mostly due to lower non-cash stock based compensation costs in the current period. Increases in professional fees related to our proposed merger were mostly offset by decreases in other expenses associated primarily with cost reduction measures.

Expenses from continuing operations for the six months ended June 30, 2008 totaled $6,506,000 compared to $5,398,000 for the same period in 2007. Research and development expenses increased by $362,000 to $1,572,000 for the six months ended June 30, 2008 from $1,210,000 in 2007 due primarily to lower contract revenues in the current period which caused an increase in direct labor and related overhead costs applied to research and development expense, and to higher materials costs associated with device packaging development. Marketing, general and administrative expense increased by $746,000 to $4,934,000 for the six months ended June 30, 2008 from $4,188,000 in 2007. The increase results from higher legal and financial advisory fees of $1,092,000 associated with our proposed merger, a $500,000 collectability reserve against the Note Receivable from Asyrmatos and higher headcount related compensation expenses of $182,000, which include severance costs, lower non-cash stock based compensation costs of $769,000 due to option forfeitures associated with current period reductions in workforce and other general administrative cost reductions.

Lumera’s loss from continuing operations totaled $1,649,000 or $0.08 per share for the second quarter of 2008 compared with a loss from continuing operations of $2,188,000 or $0.11 per share for the same period in 2007.

Lumera’s loss from continuing operations totaled $5,226,000 or $0.26 per share for the six months ended June 30, 2008 compared with a loss from continuing operations of $3,909,000 or $0.19 per share for the same period in 2007.

Discontinued Operations

As required by the provisions of Statement of Financial Accounting Standards No. 144 Accounting for the Impairment of Disposal of Long-Lived Assets, Lumera began reporting the results of Plexera as discontinued operations in the quarter ended June 30, 2008. As such, the discussion above relates only to Lumera’s continuing electro-optics business unless otherwise noted.

Lumera’s net loss from discontinued operations totaled $37,000 and $2,501,000 for the three and six months ended June 30, 2008, respectively, or $0.00 and $0.12 per share compared to a net loss of $1,155,000 and $2,130,000 for the same respective comparative prior year periods, of $0.06 and $0.11 per share.

Conference Call

Lumera will host a conference call to discuss results of its second quarter 2008, introduce GigOptix’s CEO, Dr. Avi Katz, and discuss plans of the proposed merger once GigOptix’s financial audit is completed and the S4 has been filed with the SEC. Information on the date and time of the call along with dial-in telephone numbers will be released at a later date.

About Lumera

Lumera is a leader in photonic communications. The company designs electro-optic components based on proprietary polymer compounds for the telecommunications and computing industries. For more information, please visit www.lumera.com.

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Certain statements contained in this release are forward-looking statements that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those projected in the company's forward-looking statements include the following: market acceptance of our technologies and products; our ability to obtain financing; our financial and technical resources relative to those of our competitors; our ability to keep up with rapid technological change; government regulation of our technologies; our ability to enforce our intellectual property rights and protect our proprietary technologies; the ability to obtain additional contract awards and to develop partnership opportunities; the timing of commercial product launches; the ability to achieve key technical milestones in key products; and other risk factors identified from time to time in the company's SEC reports, including its Annual Report on Form 10-K, and its Quarterly Reports on Form 10-Q.

Lumera will file with the SEC a registration statement on Form S-4, which will contain a proxy statement/prospectus regarding the proposed merger transaction, as well as other relevant documents concerning the transaction. WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT/PROSPECTUS AND THESE OTHER DOCUMENTS WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT LUMERA, GIGOPTIX LLC AND THE PROPOSED TRANSACTION. A definitive proxy statement/prospectus will be sent to Lumera’s stockholders seeking their approval of Lumera’s issuance of shares in the transaction and to members of GigOptix LLC. Investors and security holders may obtain a free copy of the registration statement and proxy statement/prospectus (when available) and other documents filed by Lumera with the SEC at the SEC’s web site at www.sec.gov. Free copies of Lumera’s SEC filings are available on Lumera’s web site at www.lumera.com and also may be obtained without charge by directing a request to Lumera Corporation, 19910 North Creek Parkway, Bothell, WA 98011-3008, Attention: Investor Relations or by telephoning us at (425) 398-6546.

Lumera and its directors and executive officers may be deemed, under SEC rules, to be participants in the solicitation of proxies from Lumera’s stockholders with respect to the proposed transaction. Information regarding Lumera’s directors and executive officers is included in its annual report on Form 10-K filed with the SEC on March 17, 2008, as amended by Form 10-K/A filed with the SEC on March 27, 2008. More detailed information regarding the identity of potential participants and their direct or indirect interests in the transaction, by securities holdings or otherwise, will be set forth in the registration statement and proxy statement/prospectus and other documents to be filed with the SEC in connection with the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Investor Contact:
Dr. Hélène Jaillet
Lumera Corporation
425-398-6546
hjaillet@lumera.com

Media Contact:
Todd Wolfenbarger
The Summit Group Communications
801-595-1155
801-244-9600 cell

Lumera Corporation

Balance Sheet
(In thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Current Assets
Cash and cash equivalents	$5,733	$7,132
Investment securities, available-for-sale, current	-	7,494
Accounts receivable, net of allowance	136	57
Costs and estimated earnings in excess of billings on
uncompleted contracts	468	101
Other current assets	268	350
Total current assets	6,605	15,134

Property and equipment, net	2,128	2,597
Assets held for sale	34	36
Restricted Investments	700	700
Other assets	46	46
Total Assets	$9,513	$18,513

Liabilities and Shareholders' Equity
Liabilities
Current Liabilities
Accounts payable	$689	$923
Accrued liabilities	1,029	1,160
Current liabilities of disposal group held for sale	126	879
Total current liabilities	1,844	2,962

Deferred rent, net of current portion	242	303
Total liabilities	2,086	3,265

Commitments and contingencies
Shareholders' Equity
Common stock, $0.001 par value, 120,000,000 shares authorized;
20,088,852 shares issued and outstanding at June 30, 2008,
and 20,055,352 shares issued and outstanding at December 31, 2007	20	20
Additional Paid-in Capital	91,908	91,998
Accumulated other comprehensive income	-	4
Accumulated deficit	(84,501)	(76,774)
Total shareholders' equity	7,427	15,248
Total Liabilities and Shareholders' Equity	$9,513	$18,513

Lumera Corporation

Statements of Operations
(In thousands, except earnings per share and share data)
(Unaudited)

`	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Revenue	$1,499	$934	$1,983	$1,794
Cost of revenue	653	484	889	927
Gross Profit	846	450	1,094	867

Research and development expense	628	567	1,572	1,210
Marketing, general and administrative expense	1,932	2,372	4,934	4,188

Total operating expenses	2,560	2,939	6,506	5,398

Loss from operations	(1,714)	(2,489)	(5,412)	(4,531)
Interest income	65	301	186	622

Loss from Continuing Operations	(1,649)	(2,188)	(5,226)	(3,909)

Loss from Dinsontinued Operations	(37)	(1,155)	(2,501)	(2,130)

Net Loss	$(1,686)	$(3,343)	$(7,727)	$(6,039)

Net Loss per Share Basic and Diluted
Continuing Operations	$(0.08)	$(0.11)	$(0.26)	$(0.19)
Discontinued Operations	$(0.00)	$(0.06)	$(0.12)	$(0.11)

Weighted Average Shares Outstanding -
Basic and Diluted	20,088,352	20,055,352	20,085,440	20,055,352